EXHIBIT 99.1
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                         [CANEXUS GRAPHIC OMITTED]       [NEXUS GRAPHIC OMITTED]

                         NEXEN INC.  801 - 7th Ave SW Calgary, AB Canada T2P 3P7
                         T 403 699-4000      F 403 699-5776     www.nexeninc.com

N E W S   R E L E A S E

                                            For immediate release in Canada only

                 CANEXUS INCOME FUND COMPLETES $300 MILLION IPO
             AND NEXEN RETAINS 63.5% INTEREST IN CANEXUS INCOME FUND
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CALGARY, ALBERTA, AUGUST 18, 2005 - Nexen Inc. ("Nexen") and Canexus Income Fund
("Canexus") announced today the closing of the initial public offering of trust units ("Units") of Canexus under which Canexus issued 30 million Units at a price of $10 per Unit for gross proceeds of $300 million. The Units will commence trading today on the Toronto Stock Exchange under the symbol CUS.UN.
The Underwriters have an option to purchase an additional 3 million Units at the offering price within 30 days from today's closing to cover over-allotments, if any, and for market stabilization purposes.

Canexus Income Fund intends to make monthly cash distributions on or about the 15th day of each month to Unitholders of record on the last day of the preceding month. The first distribution is expected to be made on October 15, 2005 for the period from August 18, 2005 to September 30, 2005, and is estimated to be $0.1065 per Unit. Subsequent monthly distributions are expected to be made in the amount of approximately $0.0729 per Unit.

Concurrent with the closing of the offering, Canexus acquired a 36.5% interest in Canexus Limited Partnership ("Canexus LP"). Canexus LP acquired Nexen's chemicals business for approximately $1 billion, comprised of the net proceeds from Canexus' initial public offering and $200 million of bank debt, plus the issuance of 52,285,714 exchangeable limited partnership units of Canexus LP ("Exchangeable LP Units") to Nexen, representing a 63.5% interest in Canexus LP.

The Exchangeable LP Units retained by Nexen are exchangeable on a one-for-one basis for Units of the Fund. As a result, the Exchangeable LP Units owned by Nexen, are exchangeable into an aggregate of 52,285,714 Units which would represent 63.5% of the outstanding Units of the Fund assuming exchange of the exchangeable LP Units. The Units issuable upon exchange of the Exchangeable LP Units have been reserved for listing on the TSX.

Nexen may in the future take such actions in respect of its holdings as it may deem appropriate in light of the circumstances then existing, including the sale of all or a portion of its holdings in the open market or in privately negotiated transactions to one or more purchasers. At this time, Nexen has not made a decision on the extent or timing of the disposition of its current holdings.

The underwriting syndicate for Canexus' initial public offering was co-led by Scotia Capital Inc. and CIBC World Markets Inc. and included RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., TD Securities Inc., National Bank Financial Inc., Canaccord Capital Corporation, HSBC Securities (Canada) Inc., First Associates Investments Inc., Orion Securities Inc. and Peters & Co. Limited.

Canexus produces sodium chlorate and chlor-alkali products in several plants throughout Canada and Brazil largely for the pulp and paper and water treatment industries. Canexus operates reliable, strategically-located, low-cost production facilities that capitalize on competitive electricity costs and transportation infrastructure to minimize production and delivery costs. Canexus will target opportunities to maximize shareholder returns and continue the delivery of high quality products to its customers. It will assess de-bottlenecking of its flagship sodium chlorate plant in Brandon, Manitoba - one of the world's largest and lowest cost facilities. Additionally it will evaluate further expansion in the fast-growing South American market.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity and environmental protection.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such province or other jurisdiction. The securities offered have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirement of such Act.


For further information contact:

GARY KUBERA                                      RICHARD MCLELLAN
President and CEO, Canexus Limited               CFO, Canexus Limited
(403) 699-6700                                   (403) 699-6700
www.canexus.ca


SEAN NOE, P ENG
Analyst, Investor Relations
(403) 699-4494


801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
www.nexeninc.com



FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS, AND INCLUDE STATEMENTS RELATING TO ITS INTENTION TO COMPLETE AN OFFERING OF TRUST UNITS OF CANEXUS, THE TRUST'S INTENTION TO REALIZE ON ITS INVESTMENT AND CONTINUE TO PURSUE ATTRACTIVE GROWTH OPPORTUNITIES AND THE TRUST'S SIGNIFICANT OPPORTUNITIES TO GROW ITS DISTRIBUTABLE CASH.


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